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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                    FORM 15

            Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


Commission File No.  0-13715
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Vitronics Corporation
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             (Exact name of registrant as specified in its charter)


1 Forbes Road, Newmarket Industrial Park, Newmarket, NH  03857 (603)659-6550
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          (Address, including zip code and telephone number, including area code, or registrant's principal executive offices)


Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)


None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    /X/       Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii)   / /       Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)    / /       Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii)   / /       Rule 15d-6             / /
          Rule 12h-3(b)(1)(i)    /X/

     Approximate number of holders of record as of the certification or
notice date:    1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Vitronics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: December 2, 1997                By:  /s/ Robert A. Livingston
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                                           Name: Robert A. Livingston
                                           Title: Vice President, Assistant
                                                  Treasurer and Assistant Clerk